OFS CAPITAL CORPORATION

FOR IMMEDIATE RELEASE
Steve Altebrando - Investor Relations
646.652.8473 or
saltebrando@ofsmanagement.com

OFS CAPITAL CORPORATION DECLARES SPECIAL DIVIDEND OF $0.37 PER SHARE
Dividend Reflects Capital Gains in Portfolio
CHICAGO-February 12, 2018-OFS Capital Corporation (Nasdaq: OFS) ("OFS Capital") today announced that on February 12, 2018, the Company’s Board of Directors declared a special dividend of $0.37 per share.
The special dividend reflects net realized gains and ordinary income during 2017 that exceeded OFS Capital’s regular distributions paid for the year. A significant amount of the realized gains resulted from the monetization of certain investments during the fourth quarter, including investments in Malabar International and smartTours, LLC.
The dividend will be paid on March 29, 2018 on the shares of the Company’s common stock outstanding as of the record date of March 22, 2018 and will be reported as a long-term capital gain for 2018.
FORWARD-LOOKING STATEMENTS
Statements in this press release regarding management's future expectations, beliefs, intentions, goals, strategies, plans or prospects, including statements relating to: OFS Capital's special dividend, including the composition of such dividend, and other factors may constitute forward-looking statements for purposes of the safe harbor protection under applicable securities laws. Forward-looking statements can be identified by terminology such as "anticipate," "believe," "could," "could increase the likelihood," "estimate," "expect," "intend," "is planned," "may," "should," "will," "will enable," "would be expected," "look forward," "may provide," "would" or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in OFS Capital's Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission under the section "Risk Factors," as well as other documents that may be filed by OFS Capital from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. OFS Capital is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
ABOUT OFS CAPITAL
OFS Capital Corporation is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company. OFS Capital's investment objective is to provide stockholders with both current income and capital appreciation primarily through debt investments and, to a lesser extent, equity investments. OFS Capital invests primarily in privately held middle-market companies in the United States, including lower-middle-market companies, targeting investments of $3 million to $20 million in companies with annual EBITDA between $3 million and $50 million. OFS Capital offers flexible solutions through a variety of asset classes including senior secured loans, which includes first-lien, second-lien and unitranche loans, as well as subordinated loans and, to a lesser extent, warrants and other equity securities. OFS Capital's investment activities are managed by OFS Capital Management, LLC, an investment adviser registered under the Investment Advisers Act of 1940 and headquartered in Chicago, Illinois, with additional offices in New York and Los Angeles.